ANDERSEN



To North European Oil Royalty Trust:


We represent that this review in accordance with
STATEMENT ON AUDITING STANDARDS NO. 71 was subject to our quality control
--------------------------------------
system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the review and availability of national office consultation to conduct the relevant portions of the review. The availability of personnel at foreign affiliates of Arthur Andersen is not applicable.

This letter and its contents are intended solely for the internal use of North European Oil Royalty Trust. However, North European Oil Royalty Trust may reveal to third parties that it has received this letter and describe its contents. This letter is not intended to be and should not be used by anyone other than North European Oil Royalty Trust.


                                          /s/ Arthur Andersen LLP
                                         ------------------------
                                              ARTHUR ANDERSEN LLP
Roseland, New Jersey
May 8, 2002